WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934



(AMENDMENT NO.                          1 )*


NAME OF ISSUER:Italy Fund Inc



TITLE OF CLASS
OF SECURITIES: Common



CUSIP:                          465395101



Check the following box if a fee is being paid with this statement [      ]

(A fee is not required if the filing person:(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment l subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13-d-7).

* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).



                              13G


CUSIP NO.                       465395101


             1 NAME OF REPORTING PERSON
               S.S. OR I.R.S.             United Nations Joint Staff
               ID NO OF ABOVE             Pension Fund
               PERSON

             2 CHECK THE APPROPRIATE      (A)            (B)   XX
               BOX IF A MEMBER OF A
               A GROUP*

             3 SEC USE ONLY


             4 CITIZENSHIP OR PLACE       International Organization
               OF ORGANIZATION



   NUMBER OF   5 SOLE VOTING POWER                                  0
    SHARES
 BENEFICIALLY  6 SHARED VOTING POWER                          1425000
   OWNED BY
     EACH      7 SOLE DISPOSITIVE POWER                             0
   REPORTING
    PERSON     8 SHARED DISPOSITIVE POWER                     1425000
     WITH


9              AGGREGATE AMOUNT BENEFICIALLY OWNED            1425000
               BY EACH REPORTING PERSON


            10 CHECK BOX IF THE AGGREGATE AMOUNT IN
               ROW (9) EXCLUDES CERTAIN SHARES *


            11 PERCENT OF CLASS REPRESENTED BY                  14.99
               IN ROW 9


            12 TYPE OF REPORTING PERSON*                           EP




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934

(AMENDMENT NO.                          1 )*

ITEM 1
(a) Name of Issuer                        Italy Fund Inc
(b)Address of Issuer's Principal          Two World Trade Center
    Executive Offices:                    New York, New York 10048


ITEM 2
(a) Name of Person Filing                 United Nations Joint Staff
                                          Pension Fund

(b) Address of Principal
  Business Office or, if none, residence: United Nations, New York 10017


(c) Citizenship:                          International Organization

(d) Title of Class Securities:            Common

(e) Cusip                                      465395101

ITEM 3
The person filing is:

(a)            Broker or Dealer registered under Section 15 of the Act
(b)            Bank as defined in section 3 (a)(6) of the Act
(c)            Insurance Company as defined in section 3(a)(19) of the Act
(d)            Investment Company registered under section 8 of the Investment
               Company Act.
(e)            Investment Advisor registered under section 203 of the
               Investment Advisors Act of 1940
(f)    X  *    EBP, Pension Fund which is subject to the provisions of the
               Employee Retirement Income Security Act of 1974 or Endowment
               Fund; see 240.13d-1(b) (1) (ii) (F)
(g)            Parent Holding Company, in accordance with 240.13d-1(b) (ii) (G)
(h)            Group, in accordance with 240.13d-1(b) (1) (ii) (H)


               *The United Nations Joint Staff Pension Fund is not subject to the provisions of the Employee Retirement Income Security Act


ITEM 4
OWNERSHIP

(a)            Amount Beneficially Owned:                     1425000
(b)            Percent of Class:                                14.99
(c)            Number of shares as to which each
               person has:
               (i) sole power to vote or to direct vote             0
               (ii) shared power to vote or to direct vot     1425000
               (iii) sole power to dispose or to direct
                    disposition of                                  0
               (iv) shared power to dispose or to
                     direct the disposition of                1425000

ITEM 5
Ownership of Five Percent or Less of a Class                       NA

ITEM 6
Ownership of More Than Five Percent On Behalf of
Another Person
               The United Nations Joint Staff Pension Fund shares voting and dispositive power with respect to 1425000 shares with its appointed Investment Advisor, Fiduciary Trust Co., Intl..

ITEM 7
Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent
Holding Company                                                    NA

ITEM 8
Identification and Classification of Members of the Group          NA

ITEM 9
Notice of Dissolution of Group                                     NA

ITEM 10
Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with our as a participant in any transaction having such a purpose or effect.


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE                                      SIGNATURE



01/31/97                                  F.K Granville

Fiduciary Trust Company International, as agent for the United States Joint Staff Pension Fund a U.N. Organization.

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934

THIS IS A COPY OF THE ORIGINALLY FILED "PAPER" SUBMISSION

(AMENDMENT NO.                            )*


NAME OF ISSUER:Italy Fund Inc



TITLE OF CLASS
OF SECURITIES: Common



CUSIP:                          465395101



Check the following box if a fee is being paid with this statement [      ]

(A fee is not required if the filing person:(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment l subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13-d-7).

* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).



                              13G


CUSIP NO.                       465395101


             1 NAME OF REPORTING PERSON
               S.S. OR I.R.S.             United Nations Joint Staff
               ID NO OF ABOVE             Pension Fund
               PERSON

             2 CHECK THE APPROPRIATE      (A)            (B)   XX
               BOX IF A MEMBER OF A
               A GROUP*

             3 SEC USE ONLY


             4 CITIZENSHIP OR PLACE       International Organization
               OF ORGANIZATION



   NUMBER OF   5 SOLE VOTING POWER                                  0
    SHARES
 BENEFICIALLY  6 SHARED VOTING POWER                          1425000
   OWNED BY
     EACH      7 SOLE DISPOSITIVE POWER                             0
   REPORTING
    PERSON     8 SHARED DISPOSITIVE POWER                     1425000
     WITH


9              AGGREGATE AMOUNT BENEFICIALLY OWNED            1425000
               BY EACH REPORTING PERSON


            10 CHECK BOX IF THE AGGREGATE AMOUNT IN
               ROW (9) EXCLUDES CERTAIN SHARES *


            11 PERCENT OF CLASS REPRESENTED BY                  14.99
               IN ROW 9


            12 TYPE OF REPORTING PERSON*                           EP




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934

(AMENDMENT NO.                            )*

ITEM 1
(a) Name of Issuer                        Italy Fund Inc
(b)Address of Issuer's Principal          Two World Trade Center 100th fl
    Executive Offices:                    New York, New York 10048


ITEM 2
(a) Name of Person Filing                 United Nations Joint Staff
                                          Pension Fund

(b) Address of Principal
  Business Office or, if none, residence: United Nations, New York 10017


(c) Citizenship:                          International Organization

(d) Title of Class Securities:            Common

(e) Cusip                                      465395101

ITEM 3
The person filing is:

(a)            Broker or Dealer registered under Section 15 of the Act
(b)            Bank as defined in section 3 (a)(6) of the Act
(c)            Insurance Company as defined in section 3(a)(19) of the Act
(d)            Investment Company registered under section 8 of the Investment
               Company Act.
(e)            Investment Advisor registered under section 203 of the
               Investment Advisors Act of 1940
(f)    X  *    EBP, Pension Fund which is subject to the provisions of the
               Employee Retirement Income Security Act of 1974 or Endowment
               Fund; see 240.13d-1(b) (1) (ii) (F)
(g)            Parent Holding Company, in accordance with 240.13d-1(b) (ii) (G)
(h)            Group, in accordance with 240.13d-1(b) (1) (ii) (H)


               *The United Nations Joint Staff Pension Fund is not subject to the provisions of the Employee Retirement Income Security Act


ITEM 4
OWNERSHIP

(a)            Amount Beneficially Owned:                     1425000
(b)            Percent of Class:                                14.99
(c)            Number of shares as to which each
               person has:
               (i) sole power to vote or to direct vote             0
               (ii) shared power to vote or to direct vot     1425000
               (iii) sole power to dispose or to direct
                    disposition of                                  0
               (iv) shared power to dispose or to
                     direct the disposition of                1425000

ITEM 5
Ownership of Five Percent or Less of a Class
                                                                   NA
ITEM 6
Ownership of More Than Five Percent On Behalf of
Another Person
               The United Nations Joint Staff Pension Fund shares voting and dispositive power with respect to 1425000 shares with its appointed Investment Advisor, Fiduciary Trust Co., Intl..

ITEM 7
Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent
Holding Company                                                    NA

ITEM 8
Identification and Classification of Members of the Group          NA

ITEM 9
Notice of Dissolution of Group                                     NA

ITEM 10
Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with our as a participant in any transaction having such a purpose or effect.


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE                                      SIGNATURE



      02/01/96                            F.K Granville

Fiduciary Trust Company International, as agent for the United States Joint Staff Pension Fund a U.N. Organization.